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                                  EXHIBIT 4.1

THIS OPTION MAY BE EXERCISED ONLY IN ACCORDANCE WITH THE TERMS OF THE SILICON VALLEY BANCSHARES 1989 STOCK OPTION PLAN (the "PLAN"). ONLY CERTAIN PROVISIONS OF THE PLAN ARE SUMMARIZED IN THIS AGREEMENT. A COPY OF THE PLAN IS PROVIDED WITH THIS AGREEMENT.



                           SILICON VALLEY BANCSHARES


                            INCENTIVE STOCK OPTION

                                GRANT AGREEMENT
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THIS OPTION IS INTENDED TO BE AN "INCENTIVE STOCK OPTION."  AN "INCENTIVE STOCK
OPTION" IS AN OPTION DESCRIBED IN SECTION 422(b) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.
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1.   PURPOSE OF THE OPTION.

     One of the purposes of the Plan is to advance the interests of the Company by stimulating the efforts of key employees, consultants and directors of the Company by granting stock options to them, thereby enabling them to participate financially in the progress and success of the Company.

2.   SIGNATURE ON OPTION AGREEMENT.

     This option cannot be exercised unless you first sign this document in the place provided and return it to the Secretary of the Company before the close of business on the 30th day after execution of this stock option grant agreement by the Company. If you fail to do so, this option will terminate and be of no effect. However, your signing and delivering this letter will not bind you to purchase any of the Shares subject to this option. Your obligation to purchase the Shares can arise only when you exercise this option in the manner set forth in Paragraph 3 below.

3.   TERMS OF OPTION AND EXERCISE OF OPTION.

     Subject to the provisions of Paragraphs 4 and 5 below and this Paragraph 3, this option can be exercised by you at any time during a period of five (5) years from the Date of Grant as follows:

     (a) After the expiration of one (1) year from the Date of Grant, this option may be exercised to the extent of not more than thirty-four (34) percent of the Shares;

     (b) After the expiration of two (2) years from the Date of Grant, this option may be exercised to the extent of an additional thirty-three (33) percent of the Shares.

     (c) After the expiration of three (3) years from the Date of Grant, this option may be exercised to the extent of an additional thirty-three (33) percent of the Shares.

     Any portion of the options that you do not exercise shall accumulate and can be exercised by you any time prior to or upon the expiration of five (5) years from the Date of Grant.

     This option may be exercised by delivering to the Secretary of the Company payment in full at the option price for the number of Shares being purchased in cash or by certified check or official bank check or the equivalent thereof acceptable to the Company, together with a written notice in a form satisfactory to the Company, signed by you specifying the number of Shares you then desire to purchase and the time of delivery thereof, which shall not be less than fifteen
(15) days and not more than thirty (30) days after the giving of such notice unless an earlier or later date is mutually agreed upon. You may also exercise an option by electing to deliver shares of the Company's Common Stock that you have held for at least six (6) months. If you are subject to the short-swing trading restrictions under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the timing of the election must satisfy any requirements of Rule 16b-3, as promulgated under the Exchange Act. The Company shall, without transfer or issue tax to you (or such other person entitled to exercise the option), deliver to you (or such other person entitled to exercise the option) at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate for such Shares dated the date the option was validly exercised; provided, however, that the time of such delivery may be

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postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law. No fractional Shares shall be issued or delivered.

4.   TERMINATION OF OFFICE OR EMPLOYMENT.

     If your status as an employee or officer of the Company is terminated for any reason other than death or disability or cause, this option may be exercised within three (3) months from the date of such termination to the extent you were entitled to exercise the option on the date of termination, but in no event may this option be exercised after the expiration of the term of your employment with the Company for "cause," as that term is defined in the Plan, neither you nor your estate shall be entitled to exercise this option with respect to any Shares whatsoever, whether or not after termination of employment or officer status you may receive payment from the Company for vacation pay, for services rendered prior to termination, for services on the day on which termination occurred, for salary in lieu of notice, or for other benefits.

5.   DEATH OR DISABILITY.

     If you die or become disabled while an officer or employee of the Company, this option may be exercised in whole or in part by you or your qualified representative (in the event of your mental disability) or by the duly authorized executor of your will or by the duly authorized administrator or special administrator of your estate (in the event of your death) within twelve
(12) months from the date of your death or disability to the extent that you had the right to exercise this option on the date of your death or disability, but in no event after the expiration of the term of this option.

     Disability shall be determined under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), as in effect at the date of such disability.

6.   NONTRANSFERABILITY OF OPTION.

     This option shall not be transferable except by will or the laws of descent and distribution, and this option may be exercised during your lifetime only by you, or if you are disabled, by your qualified representative. Any purported transfer or assignment of this option shall be void and of no effect, and shall give the Company the right to terminate this option as of the date of such purported transfer or assignment.

7.   ADJUSTMENT OF AND CHANGES IN THE SHARES.

     In the event of any change in the outstanding Common Stock of the Company, without receipt by the Company of additional consideration in lieu of such change (whether by reason of stock dividends, recapitalizations, mergers, consolidations, split-ups, combinations or changes of shares and the like), the aggregate number of class of Shares subject to this option immediately prior to such event shall be appropriately adjusted by the Board of Directors in accordance with the terms of the Plan so that your proportionate interest in the Company by reason of your rights under the unexercised portions of such options shall be maintained as before the occurrence of such event. Such adjustment by the Board of Directors shall be conclusive.

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8.   TERMINATION AND ACCELERATION OF OPTION.

     In the event of a proposed dissolution or liquidation of the Company, this option shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in such circumstances, declare that this option shall terminate as of a date fixed by the Board and give you the right to exercise your option as to all or any part of the Shares, including Shares as to which the option would not be otherwise exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation in a transaction in which the Company is not the surviving corporation, this option shall be assumed or an equivalent option shall be substituted by the surviving corporation (or a parent or subsidiary of the surviving corporation) or corporation does not agree to assume this option or to substitute an equivalent option, in which case this option shall become exercisable, whether or not it would otherwise be exercisable. If this option becomes fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify you that this option shall be fully exercisable for a period of fifteen days from the date of such notice, and this option shall terminate upon the expiration of such period.

9.   SUBJECT TO TERMS OF THE PLAN.

     This Agreement shall be subject in all respects to the terms and conditions of the Plan. Your signature herein represents your acknowledgment of receipt of a copy of the Plan. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Agreement shall be finally and conclusively determined by the Board of Directors of the Company or duly appointed committee in its sole discretion, and such determination shall be binding upon all parties.

10.  EXERCISE OF OPTION CONDITIONED ON APPROVAL.

     Exercise of this option is conditioned upon approval of the Plan by the shareholders of the Company, registration of the Shares with the Securities and Exchange Commission and qualification of the offer and sale of the Shares to be issued pursuant to the Plan by the Commissioner of Corporations of the State of California, unless in the opinion of counsel to the Company such registration or qualification is not necessary.

11.  TAX EFFECTS.

     This option is intended to be an incentive option described in Section 422A(b) of the Code, and taxation thereof (with respect to both the Company and the optionee or his estate) shall be governed by applicable provisions of the Code. In order for the Shares to receive the tax treatment afforded shares acquired under incentive stock options, the Shares may not be disposed of within two (2) years from the Granting Date or within one (1) year after the date of the transfer of such Shares to you. In addition, to the extent that the aggregate fair market value of the shares which are exercisable for the first time during a calendar year under all incentive stock options held by you exceeds $100,000, this option shall be treated as a nonstatutory stock option to the extent of such excess.

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THE FEDERAL TAX CONSEQUENCES OF EMPLOYEE STOCK OPTIONS ARE COMPLEX AND SUBJECT
TO CHANGE. A TAXPAYER'S PARTICULAR SITUATION MAY BE SUCH THAT SOME VARIATION OF THE GENERAL RULES IS APPLICABLE. ACCORDINGLY, AN OPTIONEE (OR HIS GUARDIAN, ESTATE OR LEGATEE) SHOULD CONSULT WITH HIS OWN TAX ADVISOR BEFORE EXERCISING ANY OPTION OR DISPOSING OF ANY SHARES ACQUIRED UPON THE EXERCISE OF AN OPTION.

12.  RIGHTS AS A SHAREHOLDER.

     You have no rights as a shareholder of the Company with respect to any Shares until the stock certificate for such Shares is issued and delivered to you.

13.  NOTIFICATION OF SALE.

     You agree that you, or any person acquiring Shares upon exercise of this option, will notify the Company not more than five (5) days after any sale or disposition of such Shares indicating the date of the sale or disposition, the sale price per Share, total sales proceeds and the name of the acquirer.

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